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                                                                    EXHIBIT 2.10


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         This Amendment No. 1 to Stock Purchase Agreement (this "Amendment"), dated as of November 28, 2003, is by and among World of Outlaws, Inc., a Texas corporation (the "Corporation"), Ted Johnson ("Shareholder"), and Boundless Track Operations, Inc., a Nevada corporation (f/k/a Boundless Motor Sports Racing, Inc.) ("Purchaser"). The above persons and entities are sometimes each referred to herein as a "Party" and collectively, as the "Parties".

                                    RECITALS

         A. The Parties are parties to that certain Stock Purchase Agreement, dated as of August 13, 2003 (the "Agreement"). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

         B. The Parties desire to amend the Agreement to the extent provided below.

         C. NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   AGREEMENTS

         1. Section 2.2 of the Agreement is hereby amended to read in its entirety as follows:

                           "2.2 PURCHASE PRICE. The purchase price for the Stock
                  shall be an amount equal to $5,000,000 less: (i) the outstanding principal balance of and accrued but unpaid interest on the Bridge Note as of the Closing Date (with such principal being $1,200,000 as of December 9, 2003), all of which shall be due and payable at the Closing, by wire transfer of immediately available funds to the account designated in writing by Shareholder; and (ii) the dollar amount of any debts and/or obligations of the Corporation as of the Closing Date (the "Purchase Price"), it being agreed and understood that as of December 9, 2003, such debts and/or obligations include, without limitation, the debts and obligations identified on Schedule 2.2 attached hereto."

         2. A new Section 2.3 is hereby added to the Agreement, which Section
2.3 shall read in its entirety as follows

                           "2.3 Interim Management. From December 9, 2003 until
                  the earlier of: (i) the Closing; or (ii) the termination of this Agreement, Paul Kruger shall serve as interim Chief Executive Officer to work with Shareholder and Corporation as Chief Executive Officer. During this interim period, (a) neither the Corporation nor Shareholder shall enter into any contract or agreement concerning the business or operations of the Company without the consent of each of Shareholder, Corporation and Mr. Kruger; (b) neither the Corporation nor Shareholder shall terminate


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                  any personnel or alter the duties of any personnel without the consent of each of Shareholder, Corporation and Mr. Kruger;
                  and (c) Mr. Kruger shall have complete access to the facilities, books, records and personnel of the Corporation."

         3. A new Section 7.11 is hereby added to the Agreement, which Section
7.1 shall read in its entirety as follows:

                           "7.1 Financial Statements. Purchaser, at its expense,
                  shall have the right to obtain (and the Shareholder and the Corporation shall cooperate with Purchaser in such endeavor) audited balance sheets and related audited statements of income, retained earnings and cash flows for the Corporation for the twelve-month periods ended December 31, 2001 and 2002, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the eleven-month period ended November 30, 2003 (the "Required Financial Statements"), which Required Financial Statements shall be reasonably satisfactory in form and substance to Purchaser."

         4. Section 9.1, subpart (f) of the Agreement is hereby amended to read in its entirety as follows:

                           "(f) an executed two-year Consulting Agreement
                  between the Corporation and Shareholder, in the form attached as Exhibit B (the "Johnson Consulting Agreement");"

         5. Section 9.2, subpart (d) of the Agreement is hereby amended to read in its entirety as follows:

                           "(f) an executed Johnson Consulting Agreement;"

         6. Section 12.1, subpart (d) of the Agreement is hereby amended to read in its entirety as follows:

                           "(d) At any time prior to the Closing Date by
                  Purchaser if the conditions stated in Article VII have not been satisfied by the Drop-Dead Date."

         7. Section 12.1, subpart (e) of the Agreement is hereby amended to read in its entirety as follows:

                           "(e) At any time prior to the Closing Date by the
                  Corporation and Shareholer if the conditions stated in Article VIII have not been satisfied by the Drop-Dead Date."

         8. Exhibit A to the Agreement is hereby amended to add the following definition:



                                       2

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                           "DROP-DEAD DATE" shall mean the earlier of: (i) the
                  date which is fifteen (15) days following the date of delivery to Purchaser of the Required Financial Statements; or (ii) April 9, 2004."

         9. The heading to Exhibit B to the Agreement is hereby changed to "JOHNSON CONSULTING AGREEMENT", and the attached document in such Exhibit B is hereby replaced with the document attached hereto as Exhibit B.

         10. Section 3.9 is herby amended to substitute "unaudited balance sheets and related unaudited statements of income, retained earnings and cash flow" in place of "audited balance sheets and related audited statements of income, retained earnings and cash flow" in the second line of Section 3.9..

                                  MISCELLANEOUS

         1. Except as modified and amended hereby, the Agreement is and shall remain in force and effect in accordance with its terms.

         2. This Amendment may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

         3. This Amendment shall be governed by and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         EXECUTED as of the date first above written.

                                WORLD OF OUTLAWS, INC.


                                By:
                                   ---------------------------------------------
                                      Ted Johnson, CEO and President



                                ------------------------------------------------
                                      Ted Johnson


                                BOUNDLESS TRACK OPERATIONS, INC.


                                By:
                                   ---------------------------------------------
                                      Paul Kruger, Chief Executive Officer



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                                  SCHEDULE 2.2


                                    [To come]



                                    S2.2 - 1

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                                    EXHIBIT B

                          JOHNSON CONSULTING AGREEMENT



                             [See attached document]



                                      B-1